Exhibit 3.63

State of Delaware Secretary of State Division of Corporations Delivered 10:19 AM 12/12/2014 FILED 10:14 AM 12/12/2014 SRV 141528108 – 0714925 FILE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE S. M. STOLLER CORPORATION

The S. M. STOLLER CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 1, 2010 (the “Certificate of Incorporation”).

2.	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.	Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I: The name of the corporation (herein called the “Corporation”) is Stoller Newport News Nuclear, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 11th day of December, 2014.

THE S. M. STOLLER CORPORATION

By:	/s/ Charles R. Monroe, Jr.
Name: Charles R. Monroe, Jr.
Title: Secretary